Exhibit 23.2

CONSENT OF A REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-122609 of Emtec, Inc. on Form S-8 pertaining to the Emtec, Inc 1996 Stock Option Plan of our report dated May 15, 2006 with respect to the financial statements of Westwood Computer Corporation as of August 31, 2003 and 2002 years then ended appearing in this Form 10K/A of Emtec, Inc.

/s/ Glassel & Bonfiglio, LLC

Glassel & Bonfiglio, LLC June 30, 2006